AGREEMENT

      This Agreement is made and entered into on this 10th day of October 1997 by and between FoneCash, Inc, a Delaware corporation, located at 177Main Street, Suite 367 Fort Lee, NJ 07024 ("Company") and Advance Data Information,Ltd., located in , Taipei, Taiwan,R.O.C., whose owner and director is John Jiann-Shung Wu, ("Wu"),

      Whereas, Company is in the business of a developing, manufacturing, marketing and distribution of various electronic devices whose main feature is a circuit that connects to a standard telephone, whose purpose is processing credit and debit cards;

      Whereas, Wu is a recognized research and development laboratory and has much experience in the development of hardware and software for the processing of credit and debit cards and various other electronic devices;

      Now, Therefore, the parties hereto, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound hereby, agree as follows:

      1. Wu will supply technical engineering and know-how to Company for the development and proto-typing of various electronic system hardware for the processing of credit and debit card generally referred to as a transaction terminal (Terminal).

      2. Wu and Company will develop and have certified software for the operation of these terminals and , based upon specifications, Wu and the Company will jointly design, develop, and test software application programs suitable for the purpose of the Company's products.

      3. Wu will procure all governmental approvals regulating such devices, such as F.C.C. Parts 15 and 68 approvals, and where necessary UL approval.

      4. When applicable, Wu and Company will collaborate in composing the narrative description and engineering drawings necessary for the submission of an application for U.S. patents. All patents developed for Company will be assigned to Company exclusively.

      6. Wu hereby acknowledges and agrees that Company shall have exclusive ownership rights to any and all products that are developed as a result of this collaboration and that all rights, title and interest in the firmware, the source coding, engineering drawing and finished product shall inure to Company.


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      7. In return for this Agreement to act as the Research and Development laboratory for Company, it is agreed:

            a. Company will issue 200,000 shares of common stock in the name of Wu, or his laboratory;

            b. Company will give Wu, or his laboratory, a five year option to purchase another 200,000 shares of common stock at 120% above the price of the first initial public offering,

            c. Company will give 3% royalty to Wu, or his laboratory, on the gross revenues of the Company.

      8. Wu agrees as follows:

            a. As part of his contribution to the Company, Wu agrees to use his laboratory, and his staff of engineers to perform the research and development for all the products that Company intends to make and market;

            b. On any product that Wu develops independently of specifications given by the Company or any third party, Wu will give the Company the first right of refusal to market and distribute said product which agreement would be subject to a separate contract.

      9. This Agreement shall commence on the date hereof and shall be for a term indefinite. This Agreement may be terminated upon the occurrence of any of the following events:

            a. The mutual written consent of Company and Wu.

            b. A material breach of this Agreement either by Company or Wu, and the failure of the breaching party to cure said breach within fifteen (15) days of the date of written notice thereof from the non-breaching party.

            c. Either Company or Wu makes an assignment for the benefit of its creditors or admits in writing its inability to pay its debts as they become due, or files a voluntary petition in bankruptcy or any petition seeking reorganization, arrangement, composition or similar relief under the present or any future bankruptcy act or any federal, state, or local laws;

      10. Without the prior consent of both Parties, no information about the terminals and products or the manufacture or assembly thereof shall be disclosed to any third party.

      11. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the parties hereto and their respective


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successors and assigns. Neither party may assign any of its rights or delegate any of its duties hereunder to any person without the prior written consent of the other party.

      12. All notices or other communication which are required or permitted hereunder shall be in writing and delivered personally or by certified mail, postage prepaid as follows:

      If to Company:    FoneCash, Inc
                        177 Main Street, Suite 367
                        Fort Lee, New Jersey 07024
                        Attention: Daniel E. Charboneau, President

      If to Advance Data Information, Ltd.
            3F,No.200, Sec 2, Nam Chang Street
            Taipei, Taiwan, R.O. C.
            Attention: John Jiann-Sung Wu, President

      13. This Agreement shall be governed by, and constructed in accordance with the laws of the State of New York.

      14. This Agreement set forth the entire understanding of the parties hereto with respect to the transact contemplated hereby and shall be amended or terminated except by a written instruction duly executed by each of the parties hereto. All previous agreements, oral and written, are hereby extinguished and this Agreement is the sole understanding between the parties hereto.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

FoneCash, Inc

/s/ Daniel E. Charboneau
     President


Advance Data Information, Ltd

/s/ John Jiann-Sung Wu


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